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                                                                    Exhibit 10.4

                       AMENDMENT TO EMPLOYMENT AGREEMENT
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This Amendment to the Employment Agreement ("Employment Agreement") made as of
September 21, 1998 between Ventas, Inc., a Delaware corporation (the "Company"), and Steven T. Downey (the "Executive") is made as of September 30, 1999.

                             W I T N E S S E T H:
                             - - - - - - - - - -

WHEREAS, the Executive and the Company entered into the Employment Agreement;

WHEREAS, the Board of Directors of the Company have determined that it is in the best interests of the Company to enter into this Amendment to the Employment Agreement.

NOW, THEREFORE, the Company and Executive agree as follows:

1.  The following is added as Section 7A. Certain Additional Payments by the
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Company to the Employment Agreement:
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     "7A.  Certain Additional Payments by the Company. If Executive becomes
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     entitled to any payments or benefits whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, "Payments" or singularly, "Payment"), which Payments are reasonably determined by the Executive to be subject to the tax imposed by
     Section 4999 or any successor provision of the Code or any similar state or local tax, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay Executive an additional amount ("Gross-Up Payment") such that the net amount retained by Executive, after deduction or payment of (i) any Excise Tax on Payments, (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, and (iii) any additional interest and penalties imposed because the Excise Tax is not paid when due, shall be equal to the full amount of the Payments. The Gross-Up Payment shall be paid to the Executive within ten (10) days of the Company's receipt of written notice from the Executive that the Excise Tax has been paid, is or was payable or will be payable at any time in the future."

2.   The following is added as Section 7B. Tax Payment to the Employment
                                           -----------
Agreement:

     "7B.  Tax Payment. For purposes of determining the amount of payments
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     pursuant to Sections 7A and 8 in this Agreement, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's residence or the Executive's place of business, whichever is higher, on the date the payment is to be made. Without limitation on any other provision of this Agreement, all such payments involving the calculation of taxes shall be made no later than two
     (2) days after the receipt by the Company of written advice from a professional tax advisor selected by the Executive that taxes are payable. The expense incurred in obtaining such advice shall be paid by the Company. Without limitation on any other provisions of this Agreement, the Company shall indemnify Executive for all taxes with respect to the amounts for which payments described in the first sentence of this Section are required to be made pursuant to this
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     Agreement and all other costs including interest and penalties with respect to the payment of such taxes. To the extent any of the payments pursuant to this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by the Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts pursuant to this Section shall be equal to the full amount of the payments required by this Section."

3.   The following sentence is added at the end of Section 8 Disputes to the
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Employment Agreement:

     "To the extent any of the payments within this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts under this Section shall be equal to the full amount of the payments required by this Section."

4. In all other respects, the Employment Agreement shall continue in full force and effect.

                                        VENTAS, INC.


                                        By: ____________________________________
                                        Debra A. Cafaro, President and Chief
                                        Executive Officer


                                        EXECUTIVE


                                        By: ____________________________________
                                        Steven T. Downey

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